EXHIBIT 20

            NEWS RELEASE                                      [CIGNA Logo]


            For Release:
                           Immediate

            Contact: Edwin J. Detrick, Investor Relations - (215) 761-6130 Wendell Potter, Media Relations - (215) 761-6133


             CIGNA REPORTS FOURTH QUARTER AND FULL YEAR 1999 RESULTS

PHILADELPHIA, February 8, 2000-- CIGNA Corporation (NYSE: CI) today reported fourth quarter operating income* from continuing operations of $296 million, or $1.66 per share. This compares with operating income from continuing operations of $226 million, or $1.09 per share, for the fourth quarter of 1998, excluding the non-recurring item noted below.

Excluding certain non-recurring items, full year 1999 operating income from continuing operations was $1.1 billion, or $5.38 per share, compared with $897 million, or $4.20 per share, for the same period a year ago.

Full year 1999 operating income from continuing operations excludes the following non-recurring items:

o    a third  quarter  after-tax  gain  of $1.2  billion  from  the  sale of the
     property  and  casualty  (P&C)   business  to  ACE  Limited   (reported  in
     Discontinued Operations);

--------------------------------
* Operating income (loss) is defined as net income (loss) excluding after-tax realized investment results and the cumulative effect of an accounting change.
     All earnings per share amounts are on a diluted basis.

o a third quarter after-tax charge of $10 million for cost reduction initiatives subsequent to the sale of P&C ($3 million reported in the International Life, Health and Employee Benefits segment and $7 million reported in the Corporate segment);

o a third quarter after-tax charge of $400 million attributable to certain Brazilian investments (reported in the International segment); and

o a second quarter after-tax gain of $43 million from the sale of a partial interest in CIGNA's Japanese life insurance business (reported in the International segment).

Full year 1998 operating income from continuing operations excludes the following non-recurring items:

o a first quarter after-tax gain of $202 million from the sale of CIGNA's individual life insurance and annuity business (reported in the Other Operations segment); and

o a fourth quarter after-tax charge of $19 million for restructuring activities. ($1 million reported in the International segment and $18 million reported in Discontinued Operations).

"Operating results for our employee benefits businesses were strong again in 1999. The sale of our property and casualty business to ACE Limited further positioned the company to focus on our employee benefits strategy," said Ed Hanway, CIGNA's CEO.

SEGMENT RESULTS:

The following discussion of segment operating results excludes the specific adjustments described above (and noted in the attached Exhibit 2).

Employee Health Care, Life and Disability Benefits
--------------------------------------------------

This segment includes CIGNA's HMO, medical and dental indemnity, disability, specialty health care and group life insurance operations. The segment had operating income of $216 million in the fourth quarter of 1999, compared with $184 million for the same period last year. Full year 1999 operating income was $728 million, compared with $617 million in 1998.

Revenues for the fourth quarter of 1999 were $3.6 billion, compared with $3.3 billion for the same period last year.

Total medical covered lives were 13.3 million at December 31, 1999, up 5% from December 31, 1998. HMO medical membership was 6.7 million members, up 4% from December 31, 1998. Medical indemnity lives were 6.6 million, up 7% from December 31, 1998.

Employee Retirement Benefits and Investment Services
----------------------------------------------------

This segment, which operates in the defined contribution, defined benefit and corporate life insurance markets, had operating income of $69 million in the fourth quarter of 1999, compared with $64 million for the same period last year. Full year 1999 and 1998 operating income was $265 million and $248 million, respectively.

Assets under management at December 31, 1999 were $55.8 billion, an increase of 5% from $52.9 billion as of December 31, 1998.

International Life, Health and Employee Benefits
------------------------------------------------

This segment, which includes CIGNA's life insurance and employee benefits businesses operating in international markets, had fourth quarter operating income of $8 million. This compares with an operating loss of $12 million for the same period last year. The segment's full year operating income was $18 million for both 1999 and 1998.

Other Operations
----------------

Other Operations includes deferred gain recognition related to the sale of the individual life insurance and annuity business, and the results of the leveraged corporate life insurance operation, the life and health reinsurance business, certain new business initiatives, the settlement annuity business and investment and real estate subsidiaries. Other Operations had operating income of $22 million in the fourth quarter of 1999, compared with $21 million for the same period last year. For full year 1999, Other Operations had operating income of $122 million, compared with $111 million in 1998.

Corporate
---------

Corporate includes unallocated investment income and parent company expenses, primarily debt service. The Corporate segment reported a loss of $19 million in the fourth quarter of 1999, compared with a loss of $31 million for the same period last year. For full year 1999, the operating loss was $71 million, compared with a loss of $97 million in 1998.

NET INCOME
----------

Net income includes, for the appropriate periods, the non-recurring items noted above and a first quarter 1999 $91 million after-tax charge for the cumulative effect of adopting a new accounting standard for guaranty fund and other insurance-related assessments, primarily related to the discontinued P&C operations. On this basis, consolidated net income was $292 million, or $1.63 per share for the fourth quarter of 1999, compared with $238 million, or $1.14 per share, for the fourth quarter of 1998. For full year 1999, consolidated net income was $1.8 billion, or $8.99 per share. Consolidated net income for full year 1998 was $1.3 billion, or $6.05 per share.

REVENUES
--------

Consolidated revenues from ongoing operations for the fourth quarter and full year of 1999 were $4.9 billion and $18.7 billion, respectively, compared with $4.5 billion and $17.3 billion for the same periods last year, excluding the effects of the non-recurring items noted earlier.



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                                      -6-


ASSETS/SHAREHOLDERS' EQUITY
---------------------------

Assets at December 31, 1999 were $95.3 billion, compared with $95.9 billion at December 31, 1998. Shareholders' equity was $6.1 billion ($36.24 per share) at December 31, 1999, compared with $8.3 billion ($40.25 per share) at December 31, 1998.

SHARE REPURCHASE
----------------

During the fourth quarter of 1999, CIGNA repurchased 16.3 million shares of its common stock for $1.3 billion, bringing full year 1999 share repurchase activity to 36.7 million shares for $3.1 billion. In January of 2000, CIGNA repurchased
1.2 million shares for $101 million. CIGNA's Board of Directors recently approved a $1 billion increase in share repurchase authority, which brings the total current authority to approximately $1.6 billion.

Quarterly   earnings  are  available  on  CIGNA's  home  page  on  the  Internet
(http://www.cigna.com).

                                                                                                                        Exhibit 1
CIGNA  CORPORATION                                                                                                      [CIGNA Logo]
COMPARATIVE  SUMMARY  OF  FINANCIAL  RESULTS
(Dollars in millions, except per share amounts)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                           Three Months Ended                     Year Ended
                                                                              December 31,                       December 31,
                                                                         1999              1998             1999            1998
-----------------------------------------------------------------------------------------------------------------------------------
REVENUES (Excluding discontinued operations)
    Premiums and fees                                                $      3,987     $      3,542     $    15,079     $    13,456
    Net investment income                                                     742              771           2,959           3,115
    Other revenues                                                            174              161             669             630
    Gain on sale of businesses (1)                                              -                -              66             316
    Realized investment gains (losses)                                         (5)              13               8             134
-----------------------------------------------------------------------------------------------------------------------------------
        Total                                                        $      4,898     $      4,487     $    18,781     $    17,651
----------------------------------------------------------------------=============================================================

OPERATING INCOME (LOSS) BY SEGMENT (1)(2) (Excluding
  discontinued operations)
    Employee Health Care, Life and Disability Benefits:
        Indemnity operations                                         $        108     $         95     $       327     $       314
        HMO operations                                                        108               89             401             303
                                                                       -----------      -----------      ----------      ----------
          Total Employee Health Care, Life and Disability Benefits            216              184             728             617
    Employee Retirement Benefits and Investment Services                       69               64             265             248
    International Life, Health and Employee Benefits (3)                        8              (13)           (342)             17
    Other Operations                                                           22               21             122             313
    Corporate (4)                                                             (19)             (31)            (78)            (97)
-----------------------------------------------------------------------------------------------------------------------------------
        Total                                                        $        296     $        225     $       695     $     1,098
----------------------------------------------------------------------=============================================================

INCOME (LOSS) FROM CONTINUING OPERATIONS
    Employee Health Care, Life and Disability Benefits:
        Indemnity operations                                         $        104     $         94     $       326     $       368
        HMO operations                                                        107               89             400             303
                                                                       -----------      -----------      ----------      ----------
          Total Employee Health Care, Life and Disability Benefits            211              183             726             671
    Employee Retirement Benefits and Investment Services                       70               70             272             273
    International Life, Health and Employee Benefits (3)                        8              (11)           (343)             17
    Other Operations                                                           22               23             122             322
    Corporate (4)                                                             (19)             (31)            (78)            (97)
-----------------------------------------------------------------------------------------------------------------------------------
        Total                                                        $        292     $        234     $       699     $     1,186
----------------------------------------------------------------------=============================================================

DILUTED EARNINGS PER SHARE:
    Operating income (Excluding discontinued operations)             $       1.66     $       1.08     $      3.52     $      5.14
    After-tax realized investment gains (losses)
        (Excluding discontinued operations)                                 (0.03)            0.04            0.02            0.42
-----------------------------------------------------------------------------------------------------------------------------------
    Income from continuing operations                                        1.63             1.12            3.54            5.56
    Income from discontinued operations (5)                                     -             0.02            5.91            0.49
-----------------------------------------------------------------------------------------------------------------------------------
    Income before cumulative effect of accounting change                     1.63             1.14            9.45            6.05
    Cumulative effect of accounting change, net of taxes                        -                -           (0.46)              -
-----------------------------------------------------------------------------------------------------------------------------------

    Net income                                                       $       1.63     $       1.14     $      8.99     $      6.05
----------------------------------------------------------------------=============================================================
    Weighted average shares (in thousands)                                178,774          208,072         197,248         213,447
----------------------------------------------------------------------=============================================================

SHAREHOLDERS' EQUITY at December 31:                                                                   $     6,149     $     8,277
--------------------------------------------------------------------------------------------------------===========================

SHAREHOLDERS' EQUITY PER SHARE at December 31:                                                         $     36.24     $     40.25
--------------------------------------------------------------------------------------------------------===========================

(1) Reflects the second quarter 1999 pre-tax gain of $66 million ($43 million after-tax) recognized upon the sale of a partial interest in CIGNA's Japanese life insurance operations and the first quarter 1998 pre-tax gain of $316 million ($202 million after-tax) recognized as of January 1, 1998 in connection with the sale of the individual life insurance and annuity business.

(2) Operating income (loss) is defined as net income (loss) excluding after-tax realized investment results, and, in 1999, the cumulative effect of adopting a new accounting pronouncement.

(3) Includes a third quarter 1999 after-tax charge of $400 million attributable to certain Brazilian investments, a third quarter 1999 after-tax charge of $3 million for restructuring costs and a fourth quarter 1998 after-tax restructuring charge of $1 million.

(4)  Includes  a  third  quarter  1999  after-tax   charge  of  $7  million  for
restructuring costs.

(5) Includes a third quarter 1999 after-tax gain of $1.2 billion recognized upon completion of the sale of the property and casualty business.

CIGNA Corporation                                                                                                  Exhibit 2
Supplemental Financial Information
Financial Data Excluding Specific Adjustments - Results of Operations
(Dollars in millions, except per share amounts)

                                                 Employee Health Care, Life & Disability Benefits          Employee
                                                                                                      Retirement Benefits
                                                   Indemnity           HMOs             Total          & Investment Svcs.
Year ended December 31,                           1999    1998     1999     1998    1999     1998       1999        1998
                                              ------------------------------------------------------------------------------
Operating income (loss) before adjustments       $ 327   $ 314    $ 401    $ 303   $ 728    $ 617       $ 265       $ 248
Adjustments:  increase (decrease)*
   Brazilian operations charge                       -       -        -        -       -        -           -           -
   Restructuring charge                              -       -        -        -       -        -           -           -
   Gain on sale of Japanese
      life insurance operations                      -       -        -        -       -        -           -           -
   Gain on sale of individual life
      insurance and annuity business                 -       -        -        -       -        -           -           -
                                              ------------------------------------------------------------------------------
Operating income (loss) as published               327     314      401      303     728      617         265         248
                                              ------------------------------------------------------------------------------

After-tax realized investment gains (losses)        (1)     54       (1)       -      (2)      54           7          25
----------------------------------------------------------------------------------------------------------------------------

 Income (loss) from continuing operations        $ 326   $ 368    $ 400    $ 303   $ 726    $ 671       $ 272       $ 273
============================================================================================================================

                                                International
                                                Life, Health &        Other
                                                 Emp. Benefits      Operations         Corporate          Consolidated
Year ended December 31,                        1999      1998     1999     1998    1999      1998       1999       1998
                                              ----------------------------------------------------------------------------
Operating income (loss) before adjustments      $ 18      $ 18    $ 122    $ 111   $ (71)    $ (97)   $ 1,062      $ 897
Adjustments:  increase (decrease)*
   Brazilian operations charge                  (400)        -        -        -       -         -       (400)         -
   Restructuring charge                           (3)       (1)       -        -      (7)        -        (10)        (1)
   Gain on sale of Japanese
      life insurance operations                   43         -        -        -       -         -         43          -
   Gain on sale of individual life
      insurance and annuity business               -         -        -      202       -         -          -        202
                                              ----------------------------------------------------------------------------
Operating income (loss) as published            (342)       17      122      313     (78)      (97)       695      1,098
                                              ----------------------------------------------------------------------------

After-tax realized investment gains (losses)      (1)        -        -        9       -         -          4         88
--------------------------------------------------------------------------------------------------------------------------

 Income (loss) from continuing operations     $ (343)     $ 17    $ 122    $ 322   $ (78)    $ (97)     $ 699    $ 1,186
==========================================================================================================================

                                                    Diluted
                                                    Earnings
                                                   Per Share
Year ended December 31,                         1999      1998
                                              ------------------
Operating income (loss) before adjustments     $ 5.38    $ 4.20
Adjustments:  increase (decrease)*
   Brazilian operations charge                  (2.03)        -
   Restructuring charge                         (0.05)        -
   Gain on sale of Japanese
      life insurance operations                  0.22         -
   Gain on sale of individual life
      insurance and annuity business                -      0.94
                                              ------------------
Operating income (loss) as published             3.52      5.14
                                              ------------------

After-tax realized investment gains (losses)     0.02      0.42
----------------------------------------------------------------

 Income (loss) from continuing operations      $ 3.54    $ 5.56
=================================================================

* These adjustments include a fourth quarter 1998 after-tax restructuring charge of $1 million in the International Life, Health and Employee Benefits segment. Excluding this adjustment, consolidated operating income for the fourth quarter of 1998 was $226 million, or $1.09 per share and the operating loss for the International Life, Health and Employee Benefits segment was $12 million.